UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

LIFELOGGER TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-55505	45-5523835
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11380 Prosperity Farms Road, Suite 221E, Palm Beach Gardens, Florida	33410
(Address of principal executive offices)	(Zip Code)

(561) 515-6928

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Promissory Note and Warrants to SBI Investments LLC, 2014-1

On June 30, 2016 (the “Issuance Date”), Lifelogger Technologies Corp. (“we,” “us,” “our,” or “Company”) closed on the transactions contemplated by the securities purchase agreement (the “SPA”) with SBI Investments LLC, 2014-1 (“SBI”), whereby SBI agreed to invest $500,000.00 (the “Purchase Price”) in our Company in exchange for the Note (as defined below), Series A Warrant (as defined below), and Series B Warrant (as defined below). Pursuant to the SPA, we issued a promissory note to SBI, in the original principal amount of $550,000.00, which bears interest at 8% per annum (the “Note”). The Purchase Price was paid to us in full on the Issuance Date. The maturity date of the Note is June 30, 2017 (the “Maturity Date”). Any amount of principal or interest that is due under the Note, which is not paid by the Maturity Date, will bear interest at the rate of 24% per annum until it is paid.

Beginning 6 months after the Issuance Date, we are required to make bi-weekly amortization payments (one payment every 2 weeks), consisting of 1/12th of the outstanding principal and interest, until the Note is on longer outstanding (each a “Bi-Weekly Payment”). Each Bi-Weekly Payment may be made in cash, or in our common stock (“Common Stock”) if certain equity conditions are satisfied. Such equity conditions include but are not limited to an average daily dollar volume of the Common Stock greater than $25,000.00 for the 20 trading days prior to a Bi-Weekly Payment. If the equity conditions are satisfied, and we decide to make a Bi-Weekly payment in Common Stock, then the shares of Common Stock to be delivered shall be calculated as follows: the amount of the Bi-Weekly Payment divided by the Base Conversion Price (as defined below). The Base Conversion Price shall equal the lower of (i) the closing price of the Common Stock on June 30, 2016, or (ii) 60% of the average of the lowest VWAP of the Common Stock for the 20 trading days immediately prior to the date of the Bi-Weekly Payment. Additionally, SBI has the right at any time, beginning six months after the Issuance Date, to convert amounts owed under the Note into Common Stock at the closing price of the Common Stock on June 30, 2016. If an event of default under the Note occurs, SBI has the right to convert amounts owed under the Note into Common Stock at 60% multiplied by the lowest VWAP of the Common Stock for the 20 trading days immediately prior to the applicable conversion date.

The Note can be prepaid by us at any time while the Note is outstanding, at a prepayment price of 125% multiplied by the outstanding principal and interest of the Note, subject to SBI’s discretionary acceptance. If an event of default occurs under the Note, which is not cured within 10 business days after SBI’s notice to us of such event of default, SBI has the option to require our redemption of the Note in cash at a redemption price of 130% multiplied by the outstanding principal and interest of the Note. The Note contains representations, warranties, events of default, beneficial ownership limitations, and other provisions that are customary of similar instruments.

In conjunction with the issuance of the Note, we simultaneously issued to SBI a Series A warrant to purchase 125,000 shares of Common Stock (the “Series A Warrant”) and Series B warrant to purchase 125,000 shares of Common Stock (the “Series B Warrant”). The Warrants may be exercised by SBI at any time in the 3 year period following the Issuance Date. The exercise price for each share of the Common Stock under the Series A Warrant is equal to $0.082, subject to certain adjustments as provided therein. The exercise price for each share of the Common Stock under the Series B Warrant is equal to $0.096, subject to certain adjustments as provided therein.

We claim an exemption from the registration requirements of the Securities Act, for the private placement of these securities pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, SBI is an accredited investor, SBI acquired the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

The foregoing descriptions of the Note, Series A Warrant, Series B Warrant, and SPA are qualified in their entirety by reference to such Note, Series A Warrant, Series B Warrant, and SPA, which are filed hereto as Exhibits 4.1, 4.2, 4.3, and 10.1, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

4.1	Promissory Note dated June 30, 2016, by and between Lifelogger Technologies Corp. and SBI Investments LLC, 2014-1.

4.2	Series A Common Stock Purchase Warrant dated June 30, 2016, by and between Lifelogger Technologies Corp. and SBI Investments LLC, 2014-1.

4.3	Series B Common Stock Purchase Warrant dated June 30, 2016, by and between Lifelogger Technologies Corp. and SBI Investments LLC, 2014-1.

10.1	Securities Purchase Agreement dated June 30, 2016, by and between Lifelogger Technologies Corp. and SBI Investments LLC, 2014-1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFELOGGER TECHNOLOGIES CORP.

Date: July 7, 2016	By:	/s/ Stewart Garner
	Name:	Stewart Garner
	Title:	Chief Executive Officer